EXHIBIT 23.2

            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM



We consent to the reference to our firm under the caption "Experts" in the Amendment No. 1 to the Registration Statement (Form S-3 No. 333-129244) and related Prospectus of Schawk, Inc. for the registration of 4,120,074 shares of its common stock and to the incorporation by reference therein of our report dated February 11, 2005, with respect to the consolidated financial statements and schedule of Schawk, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2004, filed with the Securities and Exchange Commission.



/s/ Ernst & Young LLP

Chicago, Illinois
November 28, 2005